EXHIBIT 99.1

Parlux Fragrances, Inc. Stockholders Approve All Proposals at December 18, 2009 Special Meeting

FORT LAUDERDALE, Fla., Dec. 18, 2009 (GLOBE NEWSWIRE) -- Parlux Fragrances, Inc. (Nasdaq:PARL) ("Parlux") announced today that a majority of its stockholders have approved all proposals presented at its special meeting of stockholders held today. The proposals approved included the following: (1) a proposal to approve an amendment to Parlux's certificate of incorporation to increase the total number of shares of common stock that Parlux is authorized to issue from 30,000,000 to 40,000,000 shares and (2) a proposal to approve, in accordance with Nasdaq Marketplace Rule 5635(d), the issuance of warrants to purchase an aggregate of up to 8,000,000 shares of its common stock at an exercise price of $5.00 per share in connection with the Artistic Brands Development, LLC licenses.

Neil J. Katz, Chairman and Chief Executive Officer of Parlux, said, "We are pleased that our shareholders see the value of our innovative approach in securing these valuable celebrity brand licenses. We look forward to launching Rihanna, Kanye West, Shawn Jay-Z Carter and a fourth major celebrity brand over the next two years. We believe these new fragrances will help grow Parlux Fragrances and increase shareholder value."

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its accounts due to the Company, continued compliance with the covenants in its credit facility, and the Company's ability to replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  Parlux Fragrances, Inc.
          Neil J. Katz
            (954) 316-9008, Ext. 8116
            nkatz@parlux.com
          Raymond J. Balsys
            (954) 316-9008, Ext. 8106
            rbalsys@parlux.com
          http://www.parlux.com